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                                                                   Exhibit 10.16


                    SEVERANCE AGREEMENT AND RELEASE OF CLAIMS


       This Severance Agreement ("Agreement") is made by and between Richard Secor (the "Employee") and SmartBargains, Inc. (the "Company"), as of the dates written below in order to establish the terms of the Employee's Separation from the Company.

       1. Separation Date: The Employee's "Separation Date" will be January 20, 2004. On the Separation Date, the Employee will no longer be authorized to transact business on behalf of the Company. After this date, the Employee may be required to provide information to the Company within a reasonable period of time as reasonably requested by management, but otherwise will be relieved of all further duties and responsibilities as an employee of the Company.

       2. Termination Date: Provided the Employee complies with the terms and conditions of this Agreement, the Employee will continue on the payroll of SmartBargains at the Employee's base salary rate in effect as of the Separation Date, with benefits and salary payments only as described herein, until his "Termination Date" of July 20, 2004. Any continuing salary payments after the "Separation Date" will be paid to the Employee in installments in accordance with the Company's regular payroll practices.

       3. Health Insurance/COBRA: For the time period between the Separation Date and the Termination Date, the Company will continue to pay the Company's portion of the Employee's medical and dental coverage for family medical and dental coverage. During this time period, the Employee will be responsible for the Employee's portion of his health care premium, and such costs will be deducted from the Company's weekly payments to him. Effective upon the Termination Date, the Employee shall have the right to continue the health insurance benefits he is currently receiving from the Company, at the Employee's expense, in accordance with the Consolidated Omnibus Budget Reconciliation Act ("COBRA"). The Employee shall receive separate correspondence regarding COBRA rights mailed by a third party administrator directly to his house within thirty
(30) days of the Termination Date. The Employee will be responsible for sending all monthly payments directly to the COBRA administrator.

       4. Vacation Pay: The Employee acknowledges and agrees that he has received payment in full for all of his accrued but unused vacation time. No vacation will continue to accrue after the Separation Date.

       5. Exclusive Benefits: Except as expressly provided in this Agreement, the Company shall have no obligation or duty to pay any monies, or provide any benefits, to the Employee after the Separation Date.

       6. Unemployment: The Company will not contest or object to the Employee's application for and receipt of Unemployment Compensation benefits. The Company further agrees to comply with any requirements or procedures established by the Division of Employment and Training (DET) in order to expedite any claim for unemployment benefits. The Company further agrees that the Employee shall be entitled to apply for unemployment benefits at any time following the Termination Date.

       7. Stock Options. Company and Employee acknowledge that Employee will continue to vest through the Termination Date, according to the vesting schedules specified in his various option agreements, in options to purchase shares of the Company's stock. Company and Employee acknowledge that such options to purchase shares of the Company's stock are subject to the Company's Amended and Restated 2000 Employee, Director and Consultant Stock Option Plan (the "Plan") and the terms of each applicable option agreements. Company and Employee agree that, as of the Separation Date, Employee is currently vested in 326,250 options to purchase shares of the Company's stock and that, as of the Termination Date, Employee will be vested in a total of 380,000 options to purchase shares of the Company's stock. Employee may exercise these 380,000 options through and including August 20, 2005 at the exercise prices set forth in his various option agreements. Subject to the terms of the Plan, Company acknowledges and agrees that it will not amend or



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cancel the Plan in a manner adverse to the Employee other than in connection with an action which affects all employees, officers and option holders in the same manner. In the event that, on or before August 20, 2005, the Company elects to cancel the Plan and thereafter adopts a new option plan or other benefit to compensate the option holders, then the Company shall issue 380,000 options to Employee under such new plan (less any options exercised by the Employee between the date hereof and the date of such new plan adoption) or extend to the Employee benefits equivalent to the options under the Plan. In the event that the Company offers the option holders an election to alter, exchange or amend the terms of the options subject to the Plan on or prior to August 20, 2005, then such offer shall be extended to the Employee on the same terms and conditions as all other affected option holders.

       8. Company Property: Within one (1) week after the Separation Date, the Employee agrees to return any and all Company property in Employee's possession or control including, but not limited to, all keys, passcards, parking passes, corporate identification cards, credit cards, computers and other equipment provided by the Company for use during his employment, together with all written or recorded materials, documents, computer disks, plans, records, notes, files, drawings or papers, and any copies thereof relating to the affairs of the Company, including all notes or records relating to customers of the Company. The Company hereby acknowledges and agrees that to its knowledge, the Employee has previously complied with the terms of this paragraph, per the written acknowledgement of the Company's Director of Human Resources, dated as of January 22, 2004.

       9. Non-Competition, Non-Disclosure: The Employee hereby reconfirms the validity and continued legal effect of the Non-Competition, Non-Solicitation and Non-Disclosure Agreement (attached hereto as Exhibit A) between the Employee and the Company, and agrees to comply in all respects with that agreement. This provision is not intended to prevent Employee from becoming associated with or working for entities that are not a Competitive Business (as defined in the Non-Competition, Non-Solicitation and Non-Disclosure Agreement). Any court determined breach of that agreement by Employee shall excuse the Company's duty to make the Severance Payments and, in the court's discretion, the Employee may be required to return to the Company all or a portion of the Severance Payments paid to the Employee hereunder. Pending any such court determination of breach, the Company shall not be obligated to make any Severance Payments to the Employee. The foregoing remedies are in addition to any other remedies available to the Company as a result of a breach by the Employee. The parties hereby acknowledge and agree that, for purposes of the Non-Competition, Non-Solicitation and Non-Disclosure Agreement, the term of the prohibitions on non-disclosure of information, non-competition and non-solicitation set forth therein in Sections 5, 6 and 7 thereof shall expire on January 20, 2005.

       10. Release: The Employee hereby releases and forever discharges the Company, its affiliated, related and parent companies, and their past and present officers, directors, agents, employees, successors, subsidiaries, and any person or entity acting for or on behalf of them (the "Releasees") from liability for any and all claims, damages, causes of action, wages or commissions, both in law and equity, which Employee or his personal representatives, heirs, or assigns, ever had, now has or may have, whether known or unknown, and whether asserted or not, arising out of any act, event, neglect or omission occurring from the beginning of the world to the date of this Agreement ("Claims"), including, but not limited to, any Claims arising out of or connected with his employment by Company and the termination of that employment. This includes, but is not limited to, any Claims he may assert under any federal, state or common law. Notwithstanding the foregoing, the Employee does not release or waive, and hereby preserves his rights for defense and indemnification as an officer and employee of the Company provided under the Company's articles of incorporation, by-laws, applicable state law and any directors and officers insurance policy for any and all actions taken by such Employee in the course of his employment prior to and including the Termination Date.




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              The Employee further specifically acknowledges that:

              a. This release is part of an agreement between him and the Company that is written in a manner that he understands. The Company is giving the Employee money and other things of value, which he would not otherwise be entitled to receive.

              b. The Company has given the Employee written notice that he may, if he chooses, consult an attorney, and he has been given the opportunity to consult with counsel of his own choosing.

              c. The Employee has been given up to 21 days to consider the signing of this Agreement, and he understands that he may revoke this Agreement within seven (7) days of its execution.

              d. By signing this Agreement, the Employee acknowledges that he is waiving any rights or claims for age discrimination arising under the Age Discrimination in Employment Act or other similar laws. He is not releasing or waiving any rights or claims for age discrimination that may arise after the date this Agreement is signed.

       11. Confidentiality of Agreement: The Employee agrees that he will keep the terms of this Agreement completely confidential, and that he will not disclose any information concerning this Agreement to anyone other than his immediate family, his legal and financial advisors and/or as required by law.

       12. Nondisparagement: The Employee agrees that he will not disparage the Company or any past or present officer, director or employee of the Company to any employee, past employee, or any other third-party. Nothing herein shall restrict or limit in any manner either party's statements, oral or written, which may be made in connection with any legal or administrative proceedings. The Company hereby agrees that it will not disparage, and that it will direct its present officers, directors and senior management members to not disparage the Employee. The Company agrees to refer any and all inquiries regarding the Employee to the Company's CEO, CFO or most senior level Human Resources employee.

       13. Material Terms: All provisions of this Agreement are significant. Any breach by either party of any of the terms of this Agreement shall be a material breach of this Agreement. The ultimate determination as to whether or not a breach exists shall be determined by a court of competent jurisdiction. Subject to the provisions of Paragraph 9 above, in the event that a court of competent jurisdiction determines that there has been a material breach of this Agreement, the non-breaching party is then excused from performing any of its obligations hereunder. In addition, either party will have the right to bring legal action to enforce, or recover damages resulting from a breach of, this Agreement.

       14. Enforcement: If either party is required to seek court enforcement of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees, costs and expenses so incurred. Except for an alleged breach of Section 10, it is further agreed that if either party alleges that the other party has breached this Agreement, it shall provide notice ten
(10) days in advance of the filing of any action for enforcement and the party who is alleged to be in breach shall be given a reasonable opportunity to cure the alleged breach. Delivery of notice shall be deemed sufficient if made in hand, signature required, or on the next business day if by overnight courier, signature required, or three (3) business days after deposit with the U.S. Post Office by certified mail, return receipt requested, addressed to the Company at its offices located at: 10 Milk Street, Boston, MA 02108, or to the Employee at the



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following address: 6 Sturges Road, Sharon, MA 02067 (or at such other address as either party hereinafter notifies the other of in writing).

       15. Entire Agreement: This Agreement constitutes the entire agreement between the Employee and the Company. No promises or oral or written statements have been made to either party other than those in this Agreement. If any portion of this Agreement is found to be unenforceable, then both the Employee and the Company desire that all other portions that can be separated from it or appropriately limited in scope shall remain in full force and effect. This Agreement shall be binding upon the successors, assigns, and heirs of the parties. In the event that the Employee shall die or become disabled before all of the severance payments and benefits due to Employee hereunder, including, without limitation, the weekly salary continuation, have been made, then the Company shall make such payments and benefits to the Employee's heirs or estate in accordance with the terms hereof.

       16. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. Any and all legal proceedings regarding this Agreement or the subject matter hereof shall be brought only in the state or federal courts of the Commonwealth of Massachusetts, to whose jurisdiction the Parties agree to submit.

       17. Signatures: This Agreement may be executed by the Parties separately, each of which shall be deemed to be originals. Signatures on facsimile copies of the original document(s) shall be considered to be binding.

       The Company and the Employee have knowingly and voluntarily executed this Agreement as of the dates written below.





SMARTBARGAINS, INC.




By: /s/ Kathy Robinson
    ---------------------------------
    Title: Kathleen E. Robinson
    Director of Human Resources


Date signed: February 6, 2004




/s/ Richard A. Secor
-------------------------------------
Employee


Date signed: February 5, 2004






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                                    Exhibit A
                                    ---------


Non-Competition Agreement



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